Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACT
The Spectranetics Corporation	Westwicke Partners
Guy Childs, Chief Financial Officer	Lynn Pieper
(719) 633-8333	(415) 202-5678
lynn.pieper@westwicke.com

FOR IMMEDIATE RELEASE

Spectranetics Announces Agreement to Acquire AngioScore Inc.

Conference Call Today at 4:30 p.m. EST

Acquisition Expands Available Market Opportunity

Differentiated, complementary product lines combine to provide multiple solutions for the most complex cardiovascular challenges

COLORADO SPRINGS, COLO., and FREMONT, CALIF. (May 27, 2014) — The Spectranetics Corporation (NASDAQ: SPNC) today announced that it has entered into a definitive merger agreement under which Spectranetics will acquire AngioScore Inc., a leading  developer, manufacturer and marketer of cardiovascular, specialty balloons for $230 million in up-front consideration, along with additional contingent commercial and regulatory milestone payments. The transaction will combine two successful, double-digit growth companies committed to solving complex cardiovascular challenges in both the peripheral and coronary markets and is expected to:

•                  Expand Spectranetics’ addressable markets

•                  Significantly add to the life- and limb-saving solutions Spectranetics can offer physicians and their patients

•                  Broaden the product pipeline, including the addition of a proprietary drug-coated scoring balloon platform

•                  Enhance and leverage Spectranetics’ strong sales and marketing capabilities

•                  Add to Spectranetics’ topline growth

•                  Drive significant operating efficiencies and savings

Subject to customary closing conditions, the transaction is expected to close on or near June 30, 2014, at which point AngioScore will become a wholly owned subsidiary of Spectranetics. The up-front consideration consists of $115 million in cash and $115 million of Spectranetics common stock, although, as permitted by the merger agreement, Spectranetics intends to fund the entire $230 million up-front amount in cash with proceeds from a proposed convertible note offering. Piper Jaffray & Company acted as exclusive financial advisor to The Spectranetics Corporation and Faegre Baker Daniels LLP is serving as Spectranetics’ counsel.

“We have consistently discussed our strict criteria in evaluating partnering opportunities,” said Scott Drake, President and CEO of Spectranetics. “AngioScore meets our criteria with an exceptional strategic fit, leverageable call points, differentiated technology and clear operating efficiencies. As a combined entity, we expect to have a meaningfully expanded market opportunity and a compelling product portfolio.”

AngioScore, based in Fremont, Calif., develops and markets the AngioSculpt technology platform, which is a differentiated, comprehensive portfolio of durable solutions to cross, prepare and treat the coronary and peripheral vasculature. AngioScore’s product and distribution platforms diversify Spectranetics’ portfolio while expanding physicians’ options to treat critical limb ischemia (CLI), in-stent restenosis (ISR), calcified lesions and chronic total occlusions (CTO).

“Simply put, we are ‘better together’,” said AngioScore President and CEO Thomas R. Trotter. “We believe that this combination provides an opportunity to build a remarkable future while delivering life-impacting technologies to physicians and patients. In Spectranetics, we find a like-minded partner that shares our values, our commitment to improving patients’ lives, and equally high standards for operational excellence and quality.”

Financial Impact

On a pro forma basis, the combined entity had $213.5 million of revenue and $10.1 million of Adjusted EBITDA in 2013.

The transaction is expected to be accretive in 2015 to Adjusted EBITDA. In 2015, Spectranetics expects to achieve $8 million to $10 million in cost synergies on a pre-tax basis.

Spectranetics plans to provide additional guidance regarding the financial impact of the transaction when it reports financial results for the second quarter of 2014.

Conference Call

Management will host an investment community conference call today beginning at 2:30 p.m. MST/4:30 p.m. EST. Individuals interested in listening to the conference call may dial (877) 561-2747 for domestic callers or (973) 409-9689 for international callers, or access the webcast on the investor relations section of the Company’s website at: www.spectranetics.com. The webcast will be available on the Company’s website for 14 days following the completion of the call.

About AngioScore

AngioScore Inc. designs, develops, manufactures and markets scoring balloon catheters to treat cardiovascular and peripheral artery diseases. It offers AngioSculpt® RX, a rapid exchange coronary scoring device, and AngioSculpt® PTCA, an over-the-wire scoring balloon catheter for the treatment of coronary arteries. The company also provides AngioSculpt® PTA, a scoring balloon catheter for treating peripheral vascular diseases. Its products are used to treat dilatation of lesions in the iliac, femoral, ilio-femoral, popliteal, infra popliteal and renal arteries, and for the treatment of obstructive lesions of native or synthetic arteriovenous dialysis fistulae. The company provides its products through direct sales in the United States, and through distributors in more than 60 countries. The company was founded in 2003 and is based in Fremont, Calif.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company’s products are sold in over 40 countries and are used to treat arterial blockages in the heart and legs, and the removal of pacemaker and defibrillator leads.

The Company’s Vascular Intervention (VI) products include a range of laser catheters for ablation of blockages in arteries above and below the knee. The Company also markets support catheters to facilitate crossing of peripheral and coronary arterial blockages, and retrograde access and guidewire retrieval devices used in the treatment of peripheral arterial blockages, including chronic total occlusions. The Company markets aspiration and cardiac laser catheters to treat blockages in the heart.

The Lead Management (LM) product line includes excimer laser sheaths, dilator sheaths, mechanical sheaths and accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Reconciliation of Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective period can be found in the table below.  An explanation of the manner in which our management uses these non-GAAP measures to conduct and evaluate our business and the reasons management believes these non-GAAP measures provide useful information to investors are provided following the reconciliation tables.

Spectranetics Corporation and AngioScore Inc.

Reconciliation of Pro Forma Net Loss to EBITDA and Adjusted EBITDA

For the Twelve Months Ended December 31, 2013

(in thousands)

(unaudited)

	Historical		Pro Forma	Pro Forma
	Spectranetics	AngioScore	Adjustments (1)	Combined

Net loss as reported	$(370)	$(7,478)	$(26,910)	$(34,758)
Income tax expense	780	—	—	780
Interest expense (income), net	(3)	2,396	3,934	6,327
Change in preferred stock warrant liability	—	2,269	—	2,269
Depreciation and amortization	9,705	257	—	9,962
Acquisition-related intangible asset amortization (2)	901	—	18,571	19,472
EBITDA	11,013	(2,556)	(4,405)	4,052

Contingent consideration expense (2)	867	—	4,405	5,272
Intangible asset impairment and change in contingent consideration liability, net (2)	(675)	—	—	(675)
Litigation costs (3)	—	1,447	—	1,447
Adjusted EBITDA	$11,205	$(1,109)	—	$10,096

(1)         The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the AngioScore acquisition, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.  These include:

Related to interest expense:
Interest expense on the $200.0 million of convertible notes expected to be issued in conjunction with the AngioScore acquisition	$6,000
Amortization of costs expected to be incurred to issue the above notes	327
Elimination of AngioScore’s historical interest expense on debt that would be extinguished upon the acquisition	(2,393)
Total	$3,934

Related to intangible asset amortization:
Amortization of acquired definite-lived intangible assets based on their preliminary estimated fair values and 7-year estimated average useful life.	$18,571

Related to contingent consideration expense
Accretion in estimated fair value of contingent consideration payments to be made related to AngioScore acquisition	$4,405

(2)         Acquisition-related intangible asset amortization in Spectranetics’ historical financial statements relates to intangible assets acquired from Upstream in January 2013. Contingent consideration expense represents the accretion of the estimated contingent consideration liability related to amounts payable to Upstream in 2014, 2015 and 2016, primarily based on sales of the products acquired. The intangible asset impairment and change in contingent consideration liability, net, represents adjustments to these items in the fourth quarter of 2013. Acquisition-related intangible asset amortization in the pro forma adjustments relates to intangible assets acquired in the AngioScore acquisition.

(3)         Litigation costs in AngioScore’s historical financial statements represent legal costs in a patent-related matter in which AngioScore is the plaintiff.

Management uses the non-GAAP financial measures as supplemental measures to analyze the underlying trends in our business, assess the performance of our core operations, establish operational goals and forecasts that are used in allocating resources and evaluate our performance period over period and in relation to our competitors’ operating results.

We believe presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by our management for financial and operational decision-making and allows investors to see our results “through the eyes” of management. We also believe providing this information better enables our investors to understand our operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Some limitations associated with using these non-GAAP financial measures are provided below:

•                  Management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures used.

•                  Depreciation and amortization expense, while not requiring cash settlement, are ongoing and recurring expenses and have a material impact on GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA. The intangible asset impairment, while not requiring cash settlement, reflects an economic cost to us not reflected in Adjusted EBITDA.

•                  Items such as the contingent consideration expense excluded from Adjusted EBITDA can have a material impact on cash flows and GAAP net income and reflect economic costs to us not reflected in Adjusted EBITDA.

•                  Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. You can identify these statements because they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “will,” “estimate,” “expect,” “look forward,” “strive,” “project,” “intend,” “should,” “plan,” “believe,” “hope,” “enable,” “potential,” and other words and terms of similar meaning in connection with any discussion of, among other things, the AngioScore acquisition, receipt of FDA approvals, future operating or financial performance, strategic initiatives and business strategies, clinical trials, regulatory or competitive environments, our intellectual property and product development. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. You should not place undue reliance on these forward-looking statements and note they speak only as of the date of this release. These risks and uncertainties may include financial results differing from guidance, inability to successfully integrate AngioScore into our business, market acceptance of excimer laser atherectomy technology and our vascular intervention and lead management products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of our strategic direction, dependence on new product development, loss of key personnel, uncertain success of or delays in our clinical trials, adverse results in any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the health care reform and related legislation or regulations, including changes in reimbursements, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with any planned improvements to our manufacturing processes, and share price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause our actual results, performance or achievements to materially differ from any anticipated results, performance or achievements, please see our previously filed SEC reports, including those risks set forth in our most recent Annual Report on Form 10-K. We disclaim any intention or obligation to update or revise any financial or other projections or other forward-looking statements, whether because of new information, future events or otherwise.